Exhibit 99.1

      PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES
SHARE REPURCHASE AUTHORIZATION

St. Louis, MO, May 25, 2006 . . . . . Ralcorp Holdings, Inc. (NYSE:RAH) today announced that its Board of Directors has approved an authorization to buy back up to two million shares of its common stock. This authorization allows the Company to make share repurchases from time to time, as determined by management, at prevailing market prices. The authorization was approved today by the Company’s Board of Directors at its regularly scheduled meeting.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 20 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.